Exhibit 99.1

MARCUS & MILLICHAP, INC. ANNOUNCES RETIREMENT OF JOHN KERIN

Hessam Nadji Appointed President and Chief Executive Officer Effective March 31, 2016

CALABASAS, Calif. — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, announced that John Kerin will retire on March 31, 2016 as Chief Executive Officer and a member of the Company’s Board of Directors. Hessam Nadji, our Senior Executive Vice President, has been appointed by the Board of Directors to succeed Mr. Kerin on that date.

William Millichap, Co-Chairman of the Company commented, “John’s commitment and contribution to Marcus & Millichap over the last 35 years have been tremendous; he has been a trusted leader, mentor and friend. John has been instrumental in effecting our growth and our transition from a private to public company. We are very appreciative of John’s commitment over the years and thank him for his long record of leadership.” Upon his retirement, Mr. Kerin will serve as a senior advisor to the Company and will provide consulting services.

“It has been an honor and a privilege to lead Marcus & Millichap. During my tenure we have accomplished a great deal and I am extremely proud of the progress we have made as a Company. I believe that Marcus & Millichap is well positioned and in very capable hands,” commented Mr. Kerin.

“This transition comes at a time of strength for our Company, given the growth of our highly respected brand, deep management team and strong balance sheet. John and Hessam have worked very closely over the years. John’s retirement and Hessam’s promotion are a natural and positive transition,” added George M. Marcus, founder and Co-Chairman of the Company.

“Hessam has been a key member of our team for over 20 years and his leadership as well as his management strengths make him a highly capable executive who has been ably groomed for his new responsibilities. He has been instrumental in developing our strategies and growth plans, particularly in expanding our specialty brokerage divisions and enhancing the MMI brand. Given Hessam’s exceptional track record, we believe he is the best successor to the position of President and Chief Executive Officer. We are confident that he has the talent and experience to excel in this role and is the perfect choice to take on the leadership of our firm,” Mr. Marcus concluded.

Mr. Nadji was appointed to Senior Executive Vice President of the Company in May 2015, after being named Chief Strategy Officer in 2013. He has been with the Company since 1996 serving in numerous roles. Over the last several years, Mr. Nadji was a prime participant in setting and executing the Company’s long-term strategy as well as overseeing its national specialty brokerage sales division, the mortgage brokerage division and research and advisory services divisions. Prior to joining Marcus & Millichap, Mr. Nadji was senior vice president at Grubb & Ellis.

“Marcus & Millichap is a very highly regarded real estate services company and I am honored to lead our firm into its next phase of growth and innovation,” said Mr. Nadji. “I am grateful to John for his mentorship through the years and I am excited about the future and the collective opportunity to work closely with our board and our talented team in further strengthening our company’s market position and driving shareholder value.”

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of September 30, 2015, the Company has over 1,500 investment sales and financial professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,667 transactions in 2014, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.

Contacts

Investor Relations:

ICR, Inc.

Evelyn Infurna, 203-682-8265

evelyn.infurna@icrinc.com

Source: Marcus & Millichap, Inc.